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                                   Exhibit 11
                         Peritus Software Services, Inc.
      Statement re computation of unaudited pro forma net income (loss)
                               per common share

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
                                                                       Three Months Ended               Nine Months Ended
                                                                          September 30,                    September 30,
                                                                 ----------------------------      ----------------------------
                                                                      1997          1996               1997            1996
                                                                 -----------    -------------      ------------   -------------
Net income (loss), as reported................................   $ 1,166,000    $    (206,000)     $  2,010,000   $ (5,383,000)

Preferred stock preference items:

Accrual of cumulative dividends on Series A and Series B
   redeemable convertible preferred stock.....................         --            (182,000)         (677,000)      (395,000)

Accretion to redemption value of Series A and Series B
   redeemable convertible preferred stock.....................         --             (33,000)            --           (84,000)

Accretion to redemption of redeemable common stock rights.....         --             (20,000)          (57,000)       (41,000)
                                                                 -----------    -------------      ------------   ------------

Total preferred stock preference items........................                       (235,000)         (734,000)      (520,000)
                                                                 -----------    -------------      ------------   ------------

Net income (loss) attributable to common stockholders.........   $ 1,166,000    $    (441,000)     $  1,276,000   $ (5,903,000)
                                                                 -----------    -------------      ------------   ------------

Weighted average shares outstanding:

A. Shares attributable to common stock outstanding............    12,432,066        5,877,866         8,108,863      5,860,479
B. Shares attributable to convertible preferred stock
    Outstanding...............................................       263,173        1,903,525         1,363,408      1,376,883
C. Shares attributable to common stock equivalents............     3,512,442           --             3,339,460          --
D. Shares pursuant to APB 15. Paragraph 38(a).................          --          3,301,447         1,100,452      3,301,447
                                                                 -----------    -------------      ------------   ------------

Shares used in computing unaudited pro forma net income
   (loss) per share...........................................    16,227,661       11,082,838        13,910,214     10,538,809
                                                                 -----------    -------------      ------------   ------------

Unaudited pro forma net income (loss) per share...............       $  0.07        $   (0.02)        $    0.14        $ (0.51)
                                                                        ====            =====              ====          =====
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